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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


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                               FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION UNDER SECTION 12(G)
              OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
           AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                    COMMISSION FILE NUMBER 0-7277

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                              WSMP, INC.

        (exact name of Registrant as specified in its charter)

                         POST OFFICE BOX 399
                   CLAREMONT, NORTH CAROLINA  28610
                            (704) 459-7626
(address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              WSMP, INC.
                  1994 EMPLOYEE STOCK PURCHASE PLAN
       (Title of each class of securities covered by this Form)

                       WSMP, INC. COMMON STOCK

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6           [X]
          Rule 12h-3(b)(1)(i)  [ ]


     Approximate number of holders of record as of the certification or notice
date:          171
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     Pursuant to the requirements of the Securities Exchange Act of 1934 WSMP,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   December 15, 1995            By:  Matthew V. Hollifield
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                                          Matthew V. Hollifield
                                          Vice President